Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 6% Increase in Revenues in the Third Quarter 2022

The IT Staffing Services Segment Achieved 4% Sequential Revenue Growth during the Quarter

PITTSBURGH, PA – November 2, 2022—Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ending September 30, 2022.

Third Quarter 2022 Financial Highlights:

•	The Company delivered consolidated revenues of $63.2 million in the third quarter of 2022, which represented organic growth of 6% over revenues of $59.5 million in the 2021 third quarter;

•	The Company’s Data and Analytics Services segment reported revenues of $10.1 million, a decline of $0.4 million over last year’s $10.5 million;

•	The IT Staffing Services segment achieved revenues of $53.1 million, an increase of $4.1 million or 8% over last year’s $49.0 million;

•	GAAP diluted earnings per share was $0.20 in the third quarter of 2022 compared to $0.28 in the third quarter of 2021; and

•	Non-GAAP diluted earnings per share was $0.33 in the third quarter of 2022 compared to $0.38 in the 2021 third quarter.

Third Quarter 2022 Results:

Revenues for the third quarter of 2022 totaled $63.2 million compared to $59.5 million during the corresponding quarter of 2021. Gross profits in the third quarter of 2022 declined year-over-year by $0.3 million to $16.3 million due to a revenue shortfall and a fixed price project over-run in the Data and Analytics Services segment. GAAP net income for the third quarter of 2022 totaled $2.4 million or $0.20 per diluted share, compared to $3.4 million or $0.28 per diluted share during the same period of 2021. Non-GAAP net income for the third quarter of 2022 was $4.0 million or $0.33 per diluted share, compared to $4.6 million or $0.38 per diluted share in the third quarter of 2021.

Third quarter 2022 GAAP net income was impacted by two pre-tax charges booked during the quarter which totaled $570,000. First, we experienced a cyber-security breach of a single employee email account for which we reserved $450,000 related to the costs of engaging cyber-security advisors to assist us in properly closing this matter and for other potential losses associated with the breach. Also, during the quarter, we made a decision in the Data and Analytics Services segment to close our underperforming operations in Singapore and Ireland and to rationalize our operating cost structure in the UK. Accordingly, we reserved $120,000 of severance expense related to these actions.

Activity levels at the Company’s Data and Analytics Services segment were down from the previous quarter as bookings were light and new pipeline opportunities were below expectations. Accordingly, Data and Analytics revenues underperformed and gross margins declined due to low utilization and a $0.3 million cost over-run on a fixed price project – our first such over-run since 2018. Demand for the Company’s IT Staffing Services segment showed some weakness in assignment starts compared to the previous quarter. Additionally, project ends remained elevated during the quarter, which resulted in a decline of 30-consultants on billing.

Commenting on third quarter financial results, Vivek Gupta, the Company’s President and Chief Executive Officer stated “both of our business segments came under a bit of stress during the quarter. Our Data & Analytics Services segment was unable to fully deploy the second quarter ramp-up of billable resources, resulting in lower revenues and sub-par utilization. There was also a project cost over-run that impacted our gross margin performance in this segment. Our IT Staffing segment, on the other hand, delivered positive financial results in third quarter, although we did experience some decline in staffing demand as we’ve seen customers controlling their staffing spend in anticipation of potential recessionary conditions.”

Addressing the cyber-security breach, Mr. Gupta said “thankfully our investigation of the matter revealed that only two clients were impacted by the breach, and the majority of our pre-tax reserve was for cyber-security expertise expense to help with containment and compliance action steps.”

Addressing the Company’s financial position, Jack Cronin, the Company’s Chief Financial Officer, stated: “On September 30, 2022 we had cash balances on hand of $3.5 million, outstanding bank debt of approximately $2.2 million, no borrowings under our revolving credit facility, and cash availability of $36.4 million, excluding our term loan accordion feature which can provide us with additional term-loan capacity of up to another $20 million.    During the third quarter 2022, we elected to early-pay $7.6 million of our outstanding term loan with excess cash balances.“

About Mastech Digital, Inc.:

Mastech Digital, Inc. (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, Europe and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership and other key personnel. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Cyber-security breach: In July 2022, we incurred a cyber-security breach of a single employee email, which resulted in potential damages and the incurrence of expenses related to the engagement of cyber-security experts to assist with containment and compliance action steps associated with appropriate closure of incident. While there are no guarantees that other security breaches will not occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses is useful for investors to understand the effects of these items on our total operating expenses and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the AmberLeaf acquisition, the Company was required to pay future consideration contingent upon the achievement of specific financial objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of the contingent consideration that was expected to be paid. In the second quarter of 2021, this contingent consideration liability was reduced by $2.0 million to $900,000, and in the fourth quarter of 2021 the liability was reduced to $0, after the Company determined that relevant conditions for the payment of such liability were unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense is useful for investors to understand the effects of these items on our total operating expenses and facilitates comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,482	$6,622
Accounts receivable, net	50,440	43,393
Prepaid and other current assets	3,833	3,890

Total current assets	57,755	53,905
Equipment, enterprise software and leasehold improvements, net	2,981	3,038
Operating lease right-of-use assets	4,263	4,894
Deferred financing costs, net	311	—
Non-current deposits	571	595
Goodwill, net of impairment	32,510	32,510
Intangible assets, net of amortization	16,385	18,760

Total assets	$114,776	$113,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,200	$4,400
Current portion of operating lease liability	1,500	1,479
Accounts payable	5,831	4,954
Accrued payroll and related costs	15,628	14,240
Other accrued liabilities	1,585	1,771

Total current liabilities	26,744	26,844
Long-term liabilities:
Long-term debt, less current portion, net	—	8,334
Long-term operating lease liability, less current portion	2,699	3,706
Long-term accrued income taxes	105	125
Deferred income taxes	761	265

Total liabilities	30,309	39,274
Shareholders’ equity:
Common stock, par value $0.01 per share	133	131
Additional paid-in capital	31,814	28,250
Retained earnings	58,015	50,841
Accumulated other comprehensive (loss)	(1,308)	(607)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	84,467	74,428

Total liabilities and shareholders’ equity	$114,776	$113,702

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2022	2021	2022	2021
Revenues	$63,150	$59,531	$185,022	$162,964
Cost of revenues	46,863	42,911	136,057	119,225

Gross profit	16,287	16,620	48,965	43,739
Selling, general and administrative expenses:
Operating expenses	12,930	11,645	38,753	33,566
Revaluation of contingent consideration liability	—	—	—	(1,982)

Total selling, general and administrative expenses	12,930	11,645	38,753	31,584

Income from operations	3,357	4,975	10,212	12,155
Other income/(expense), net	—	(235)	8	(611)

Income before income taxes	3,357	4,740	10,220	11,544
Income tax expense	951	1,334	3,046	3,206

Net income	$2,406	$3,406	$7,174	$8,338

Earnings per share:
Basic	$0.21	$0.30	$0.62	$0.73
Diluted	$0.20	$0.28	$0.59	$0.69
Weighted average common shares outstanding:
Basic	11,616	11,441	11,578	11,430

Diluted	12,084	12,025	12,082	12,007

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2022	2021	2022	2021
GAAP Net Income	$2,406	$3,406	$7,174	$8,338
Adjustments:
Amortization of acquired intangible assets	791	792	2,375	2,378
Stock-based compensation	776	693	2,054	2,071
Revaluation of contingent consideration liability	—	—	—	(1,982)
Reserve for cyber-security breach	450	—	450	—
Severance expense	120	—	120	—
Income tax adjustments	(508)	(323)	(1,254)	(567)

Non-GAAP Net Income	$4,035	$4,568	$10,919	$10,238

GAAP Diluted Earnings Per Share	$0.20	$0.28	$0.59	$0.69

Non-GAAP Diluted Earnings Per Share	$0.33	$0.38	$0.90	$0.85

Weighted average common shares outstanding:
GAAP Diluted Shares	12,084	12,025	12,082	12,007

Non-GAAP Diluted Shares	12,084	12,025	12,082	12,007

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2022	2021	2022	2021
Revenues:
Data and analytics services	$10,076	$10,523	$31,478	$28,267
IT staffing services	53,074	49,008	153,544	134,697

Total revenues	$63,150	$59,531	$185,022	$162,964

Gross Margin %:
Data and analytics services	39.6%	51.6%	42.8%	48.2%
IT staffing services	23.2%	22.8%	23.1%	22.4%

Total gross margin %	25.8%	27.9%	26.5%	26.8%

Segment Operating Income:
Data and analytics services	$826	$1,851	$2,615	$3,014
IT staffing services	3,892	3,916	10,542	9,537

Subtotal	4,718	5,767	13,157	12,551
Amortization of acquired intangible assets	(791)	(792)	(2,375)	(2,378)
Revaluation of contingent consideration liability	—	—	—	1,982
Reserve for cyber-security breach	(450)	—	(450)	—
Severance expense	(120)	—	(120)	—
Interest expense and other, net	—	(235)	8	(611)

Income before income taxes	$3,357	$4,740	$10,220	$11,544